Exhibit 23.3

CONSENT OF BEHRE DOLBEAR & COMPANY (USA), INC.

As independent geological consultants, Behre Dolbear & Company (USA), Inc. hereby consents to the incorporation by reference of its report (and to all references to the firm, including being named as experts) included in or made a part of the Registration Statement on Form S-8 of Uranium Resources, Inc.

BEHRE DOLBEAR & COMPANY (USA), INC.

/s/ Behre Dolbear & Company (USA), Inc.

Denver, Colorado
December 24, 2013